This document is important and requires your immediate attention. If you are in doubt as to how to respond to the offer described in this Supplement to the Directors' Circular, you should consult with your investment dealer, broker, bank manager, lawyer or other professional advisor. Inquiries concerning the information in this document should be directed to Shorecrest Group Ltd., the Information Agent retained by Petroteq, by North American toll free phone call to 1-888-637-5789 or by e-mail at contact@shorecrestgroup.com.

SUPPLEMENT TO THE DIRECTORS' CIRCULAR DATED NOVEMBER 6, 2021

Relating to the unsolicited offer
(the "Viston Offer")

2869889 ONTARIO INC., an indirect, wholly-owned subsidiary of VISTON UNITED SWISS AG
(together, "Viston")

to purchase all of the outstanding common shares of
(the "Common Shares")

PETROTEQ ENERGY INC.
("Petroteq")

THE BOARD OF DIRECTORS OF PETROTEQ
(the "Petroteq Board")

IS RECOMMENDING ACCEPTANCE

The Petroteq Board recommends that its shareholders ACCEPT the Viston Offer and DEPOSIT their Common
Shares to the Viston Offer.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO CAREFULLY REVIEW THE FACTORS
CONSIDERED BY THE PETROTEQ BOARD UNDER THE HEADING "REASONS FOR THE
PETROTEQ BOARD'S RECOMMENDATION".

This Supplement (the "Supplement") relates to and amends the Directors' Circular dated November 6, 2021 (the "Directors' Circular"). This Supplement should be read in conjunction with the Directors' Circular. Reference is made to the Glossary attached as Appendix "A" to this Supplement for the definitions of certain terms used herein.

December 29, 2021

December 29, 2021

Shareholders of Petroteq Energy Inc.:

The enclosed Supplement contains information regarding the Viston Offer dated October 25, 2021 to purchase all of the outstanding Common Shares of Petroteq at a price of C$0.74 per share. The Viston Offer is not for any securities convertible, exchangeable or exercisable for Common Shares.

After careful review and consideration of the Viston Offer - and based on that review and a review of strategic alternatives - the Petroteq Board unanimously recommends that Petroteq's shareholders ("Shareholders") accept the Viston Offer and deposit their Common Shares to the Viston Offer. Should an alternative transaction arise that is deemed by the Petroteq Board to be superior to the Viston Offer, the Petroteq Board may change its recommendation.

The attached Supplement modifies the Directors' Circular and explains in detail the background to and reasons for the Petroteq Board's decision. Except as otherwise set forth in this Supplement, the information contained in the Directors' Circular continues to be applicable in all respects and this Supplement should be read in conjunction with the Directors' Circular.

We strongly encourage you to read the Directors' Circular and this Supplement in its entirety, in particular the "Reasons for the Petroteq Board's Recommendation", and consider all the points described therein carefully.

If you have any questions with respect to the enclosed Supplement or the Directors' Circular, you can contact Shorecrest Group Ltd., the Information Agent retained by Petroteq, North America toll-free at 1-888-637-5789 or via e-mail at contact@shorecrestgroup.com.

On behalf of the Petroteq Board, we thank you for your continued support.

Sincerely,

Signed "R. G. Bailey"

R. G. Bailey

Chairman and Interim CEO

Petroteq Energy Inc.

For further information, please contact

Shorecrest Group Ltd., the Information Agent retained by Petroteq, by North American toll free phone call to 1-888-637-5789 or by e-mail at contact@shorecrestgroup.com.

GENERAL INFORMATION

Unless the context otherwise requires, all references hereinafter in this Supplement to "Petroteq" refer to Petroteq Energy Inc. and its subsidiaries. In addition, all references to "Viston" refer to Viston United Swiss AG and its wholly-owned subsidiary, 2869889 Ontario Inc., and the "Viston Offer" refers to the unsolicited and hostile offer made by Viston described in the formal takeover bid by Viston dated October 25, 2021 and the accompanying takeover bid circular of Viston dated October 25, 2021 (collectively, the "Viston Circular").

SUPPLEMENT TO THE DIRECTORS' CIRCULAR

This Supplement relates to and amends and supplements certain of the information contained in and should be read in conjunction with the Directors' Circular issued by the Petroteq Board. Except as otherwise set forth in this Supplement, the information contained in the Directors' Circular continues to be applicable in all respects. Reference is made to the Glossary attached as Appendix "A" to this Supplement for the definitions of certain terms used herein. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Directors' Circular. See also "General Information" in this Supplement.

Reference is also made to the Viston Circular for details of the terms and conditions of the Viston Offer, which remain unchanged. The terms and conditions of the Viston Offer, the method of acceptance of the Viston Offer and other information relating to the Viston Offer and Viston are set out in the Viston Circular that accompanies and forms part of the Viston Offer, and the letter of transmittal and the notice of guaranteed delivery that accompany the Viston Offer.

NOTICE REGARDING INFORMATION

Petroteq is a reporting issuer in the Provinces of British Columbia, Alberta and Ontario, and files its continuous disclosure documents and other documents with Securities Regulatory Authorities in such provinces.  Petroteq is also subject to reporting requirements under section 13(a) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act") and the rules promulgated thereunder, and files periodic reports and other materials with the United States Securities and Exchange Commission (the "SEC"). Certain information in this Supplement has been taken from or is based on documents that are expressly referred to in this Supplement or the Directors' Circular. All summaries of, and references to, documents that are specified in this Supplement or the Directors' Circular, as applicable, as having been filed, or that are contained in documents specified as having been filed, on the Canadian Securities Administrators' System for Electronic Document Analysis and Retrieval ("SEDAR") and the SEC's  Electronic Document Gathering and Retrieval System ("EDGAR"), including the Viston Circular, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from Shorecrest Group Ltd., the Information Agent retained by Petroteq, at North America toll-free 1-888-637-5789 or via e-mail at contact@shorecrestgroup.com. Unless indicated otherwise, information contained in this Supplement is as of December 29, 2021.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements contained in this Supplement, including in particular but not limited to statements relating to the Viston Offer and the intentions, plans and future actions of Viston, may contain forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and United States securities laws. All statements other than statements of historical fact may be forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. The forward-looking statements contained herein speak only as of the date hereof or as of the date specified in such statement.

Specific forward-looking statements contained in this Supplement includes, among others, statements pertaining to the following:

  whether the conditions under the Viston Offer will be satisfied or waived prior to the Expiry Time, including the receipt of all regulatory approvals;
  whether ICA Clearance is required and, if so, whether it will be obtained prior to the Expiry Time or at all;
  whether a mandatory filing under CFIUS is required and, if so, whether it will be completed at least 30 days prior to the Expiry Time or at all;
  whether CFIUS will identify national security concerns following completion of any transactions contemplated by the Viston Offer;
  the consequences to Shareholders as a result of the Viston Offer;
  the availability of superior offers or alternatives emerging;
  whether Viston will increase the consideration under the Viston Offer;
  whether the Viston Offer will be extended, accelerated or withdrawn;
  the impact of the Viston Offer on Petroteq and its business if it is not completed;
  expectations respecting Petroteq's prospects for growth, profitability and creation of Shareholder value;
  the anticipated success of Petroteq's go-forward business plan, including without limitation capital raises;
  the anticipated future production from Petroteq's assets;
  the anticipated future cash flow, free cash flow and cash flow per share from Petroteq's assets;
  industry conditions, including with respect to project development;
  potential future markets for Petroteq's products;
  the planned construction of additional oil sands processing plants and facilities by Petroteq; and
  intentions of directors and officers of Petroteq to tender any Common Shares to the Viston Offer.

The forward-looking statements contained in this Supplement are based on reasonable expectations and beliefs as of the date of this Supplement and involve numerous assumptions, known and unknown risks, and uncertainties, both general and specific to Petroteq and the industry in which it operates and Viston.

With respect to forward-looking statements contained in this Supplement, assumptions have been made regarding, among other things: the ability of Viston to receive, in a timely manner, the necessary regulatory and other third-party approvals to satisfy the conditions to the Viston Offer; the ability of Viston to satisfy the conditions to completion of the Viston Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction in a timely manner and on terms acceptable to Viston; the ability of Viston to complete the transactions contemplated by the Viston Offer; the source of funds to be used by Viston in paying Shareholders the consideration in respect of the acquisition of the Common Shares; the ultimate control person(s) of Viston;  that favourable circumstances continue to exist in respect of current operations and current and future growth projects; the availability of capital to fund future capital requirements relating to existing assets and projects; foreign exchange rates and interest rates; Petroteq's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; operating costs; future capital expenditures to be made by Petroteq; future sources of funding for Petroteq's capital programs; Petroteq's future debt levels; the geography of the areas in which Petroteq is conducting its operations; the impact of increasing competition on Petroteq; and Petroteq's ability to obtain financing on acceptable terms.

Many of the foregoing assumptions are subject to change and are beyond Petroteq's control. Some of the risks that could affect Petroteq's future results and could cause results to differ materially from those expressed in the forward-looking statements include: risks related to the sources of funds to be used by Viston in satisfying the Cash Consideration payable in respect of any Common Shares acquired under the Viston Offer; risks related to the ultimate control persons(s) of Viston; risks relating to the failure of Viston to obtain all necessary regulatory approvals in respect of the Viston Offer; the risk that the Viston Offer may be varied, accelerated or terminated in certain circumstances; risks relating to the outcome of the Viston Offer; the risk that the conditions to the Viston Offer may not be satisfied or, to the extent permitted, waived; the risk that no compelling or superior proposals will emerge; operating results; uncertainties inherent in the estimation of resources or the classifications of reserves, including whether, or the extent to which, any reserves will ever be attributed to Petroteq's properties; since Petroteq's Technology is proprietary, is not widely used in the industry, and has not been used in continuous commercial production, any determination or opinions by third party experts and evaluators that Petroteq's bitumen resources may be classified as reserves potentially could be challenged by regulatory authorities; full scale commercial production may engender public opposition; Petroteq cannot be certain that its current bitumen resources will be economically recoverable; there is no assurance that Utah's School and Institutional Trust Land Administration will approve the recent assignment by Valkor, LLC to Petroteq's subsidiary, TMC Capital, LLC, of the Asphalt Ridge NW Leases in exchange for Petroteq's Temple Mountain Leases; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of Petroteq to raise capital; litigation; the commercial and economic viability of the Petroteq Technology, and other proprietary technologies developed or licensed by Petroteq, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of Petroteq to maintain its mineral lease holdings; potential failure of Petroteq's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; Petroteq's status and stage of development; sufficiency of funds; general economic, market and business conditions; volatility of commodity inputs; variations in foreign exchange rates and interest rates; hedging strategies; national or global financial crisis; the potential for management estimates and assumptions to be inaccurate;  risks associated with establishing and maintaining systems of internal controls; any requirement to incur additional indebtedness; Petroteq defaulting on its obligations under its indebtedness; the ability of Petroteq to generate cash to service its indebtedness; risks related to COVID-19, including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in Petroteq's disclosure documents filed with SEC and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the U.S. Exchange Act) and with the Securities Regulatory Authorities in certain provinces of Canada and available at www.sedar.com.

The foregoing list of risks, uncertainties and factors is not exhaustive. The effect of any one risk, uncertainty or factor on particular forward-looking statements is uncertain because these factors are independent, and management's future course of action would depend on an assessment of all available information at that time. However, based on information available to Petroteq on the date of this Supplement, management believes that the expectations in the forward-looking statements are reasonable, although  Petroteq gives no assurances as to future results, levels of activity or achievements.

The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these factors are interdependent, and Petroteq's future course of action would depend on the assessment of all information at that time.

Although the forward-looking statements are based on assumptions that Petroteq believes to be reasonable, Petroteq cannot make assurances that actual results will be consistent with such forward-looking statements. Such forward-looking statements are made as of the date of this Supplement unless otherwise stated, and Petroteq assumes no obligation to update or revise such information to reflect new events or circumstances, except as required by applicable Canadian and United States securities laws. Due to the risks, uncertainties and assumptions inherent in forward-looking statements, readers should not place undue reliance on forward-looking statements.

Certain statements in this Supplement are forward-looking statements with respect to Viston and Viston's expectations with respect to the Viston Offer and Petroteq. The information was derived from the Viston Circular and other publicly available documents and is subject to the cautionary statements provided by Viston in such documents. See "Information Regarding Viston". The information assumes that the Viston Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction will occur on the terms, conditions and timing contemplated in the Viston Offer. As of the date of this Supplement, Petroteq and Viston have not entered into a support or similar agreement with respect to the Viston Offer. The Viston Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction could be modified, restructured, terminated or not proceeded with unilaterally by Viston.

This cautionary statement qualifies all forward-looking statements contained in this Supplement.

NOTICE TO NON-CANADIAN SHAREHOLDERS

The Viston Offer to which this Supplement relates is made for the securities of a Canadian issuer. This Supplement has been prepared by Petroteq in accordance with disclosure requirements under applicable Canadian law and in accordance with the requirements of section 14(d) under the U.S. Exchange Act, Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder. Shareholders outside of Canada and the United States should be aware that these requirements may be different from those of other jurisdictions.

It may be difficult for Shareholders in the United States and in other countries or jurisdictions outside of Canada to enforce their rights and any claim they may have arising under United States securities laws or the securities laws of other non-Canadian jurisdictions since Petroteq is a corporation existing under the laws of the Province of Ontario, some of its directors and officers are residents of jurisdictions outside of the United States and certain of the experts named herein reside in Canada. Shareholders in the United States or otherwise outside of Canada may not be able to sue Petroteq or its officers or directors, as applicable, in a foreign court for violation of United States securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court's judgment.

This Supplement has not been approved or disapproved by any Securities Regulatory Authority, nor has any such authority passed upon the accuracy or adequacy of this Supplement.

CURRENCY

In this Supplement, unless otherwise indicated, all dollar amounts are expressed in Canadian dollars and references to "$" or "C$" are to Canadian dollars and references to "US$"  are to United States dollars. On October 22, 2021, the last trading day before the announcement of the Viston Offer, the closing rate of exchange as reported by the Bank of Canada was C$1 = US$0.8093. On December 24, 2021, the closing rate of exchange as reported by the Bank of Canada was C$1 = US$0.7805.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Petroteq is a reporting issuer in each of British Columbia, Alberta and Ontario and files its continuous disclosure documents and other documents with the Securities Regulatory Authorities in each applicable province in Canada. The Common Shares are also registered pursuant to section 12(g) of the U.S. Exchange Act. Continuous disclosure documents are available on Petroteq's profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Petroteq has filed this Supplement with the SEC as part of a Schedule 14D-9, as amended, pursuant to the requirements of the U.S. Exchange Act.

INFORMATION REGARDING VISTON

This Supplement also includes information relating to Viston. This information was derived from the Viston Circular and other publicly available documents, as well as certain other third-party sources.

Although Petroteq has no knowledge that would indicate that any information contained in the documents filed by Viston is untrue or incomplete (except as otherwise set forth herein), Petroteq does not assume any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by Viston to disclose events that may have occurred or that may affect the significance or accuracy of any such information, that are unknown to Petroteq.

GLOSSARY OF TERMS

Certain terms used in this Supplement have the meanings set forth in Appendix "A" - Glossary hereto, unless such terms are defined elsewhere in this Supplement or the Directors' Circular.

SUPPLEMENT

Capitalized terms used but not defined herein or in the Directors' Circular have the meanings ascribed thereto in Appendix "A" - Glossary to this Supplement. The information contained in this Supplement is given as of December 29, 2021, except as otherwise indicated.

This Supplement and related materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered or "beneficial" owner of Common Shares (because you hold Common Shares through an intermediary such as a broker) and you are receiving these materials directly from Petroteq or its agent (instead of through an intermediary), your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding Common Shares on your behalf.

RECENT DEVELOPMENTS

Haywood Analysis

In considering whether or not the Viston Offer is adequate and in the best interests of Petroteq and its Shareholders, the Petroteq Board formally engaged Haywood Securities Inc. ("Haywood") on November 6, 2021 to act as financial advisor to Petroteq and the Petroteq Board. Under the terms of the engagement agreement, Haywood agreed to provide Petroteq and the Petroteq Board with various advisory services in connection with a review of the value of Petroteq, consideration of the available opportunities of Petroteq, and the consideration of any possible investments in, or strategic transactions involving, Petroteq in order to assist the Petroteq Board in advising Shareholders whether to reject or accept the Viston Offer.

Haywood commenced its review by conducting due diligence in respect of Petroteq to assist in assessing its valuation, in considering any potential strategic alternatives, and in determining whether the Cash Consideration proposed by the Viston Offer is reasonable. Haywood also conducted a basic investigation of Viston, but was unable to ascertain from its investigation the ultimate shareholders or control persons of Viston.

During the diligence period, which lasted just over one month, Haywood conducted a strategic and financial review to explore a range of strategic alternatives, which included consideration of any merger or partnership with strategic or financial partners, a sale reflecting full and fair value for Shareholders, an acquisition by Petroteq or the maintenance of the status quo, with a view to maximizing value for Shareholders.

On December 10, 2021, Haywood presented its findings and analysis to the Petroteq Board, and based on a review of a number of strategic alternatives, its valuation of Petroteq, and any potential upside in continuing to operate and grow Petroteq's business organically, recommended that the Viston Offer be accepted. Among the reasons discussed, Haywood indicated that the Viston Offer would result in immediate value creation for Shareholders, is at a significant premium to the market price, reduces inherent business risks, and provides for relative certainty of outcome.

Additional Inquiries in Respect of the Viston Offer

In December 2021, Petroteq's legal counsel, DLA, contacted Viston's counsel, Gowling WLG, on several occasions in an effort to better understand the ultimate control person(s) of Viston, the underlying source(s) of funds to be used in respect of the Cash Consideration payable under the Viston Offer, and the regulatory approvals, if any, that Viston planned to seek in respect of the Viston Offer.

RECOMMENDATION OF THE PETROTEQ BOARD

After thorough consideration of all aspects of the Viston Offer, advice received from Haywood, as well as the factors included in this Supplement and after consulting with its legal advisors, the Petroteq Board recommends that Shareholders ACCEPT the Viston Offer and TENDER their Common Shares. See "How to Accept the Viston Offer".

Shareholders should consider the Viston Offer carefully and come to their own conclusions as to whether to accept or reject the Viston Offer. Shareholders that are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Viston Offer may have tax consequences and they should consult their own professional tax advisors.

Shareholders are also cautioned that (1) Petroteq and Viston have not entered into a support or similar agreement with respect to the Viston Offer and therefore Petroteq does not have the benefit of any representations or warranties from or with respect to Viston, its sources of funds, ultimate control persons, intentions with respect to Petroteq, businesses, assets or public disclosures, or any covenants with respect to the Viston Offer, (2) neither Petroteq nor its financial, legal or other advisors have had access to the confidential information of or, other than reviewing publicly available information and asking specific questions of Viston's counsel, conducted formal business, financial, legal or other due diligence on Viston, and (3) the evaluation of the Viston Offer undertaken by the Petroteq Board was based solely on publicly available information. Accordingly, Shareholders should give full consideration to the information set out in the Viston Circular (including the documents incorporated by reference therein) and the risk factors set out in such documents and other documents filed by Viston with the Securities Regulatory Authorities in Canada and the United States and available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Neither the Petroteq Board nor Petroteq has independently verified or assumes any responsibility for the accuracy or completeness of the information contained in any such documents or for any failure by Viston to disclose events that may have occurred or that may affect the significance or accuracy of any such information. See "Information Regarding Viston".

In order to accept the Viston Offer, Shareholders should review the information outlined under the heading "How to Accept the Viston Offer".

CAUTIONARY NOTE REGARDING THE VISTON OFFER

Shareholders should consider the Viston Offer carefully and come to their own conclusions as to whether to accept or reject the Viston Offer. Shareholders that are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Viston Offer may have tax consequences and they should consult their own professional tax advisors.

Notwithstanding the Petroteq Board's recommendation to accept the Viston Offer, in the course of conducting its strategic review, it identified several potential issues that Shareholders should be aware of in deciding whether or not to tender their Common Shares pursuant to the Viston Offer.

We have not been able to independently verify that Mr. Roch is the ultimate control person of Viston (and therefore of the Offeror) through public or independent sources since Viston is a privately held company and does not file public reports with governmental entities concerning its business, control persons and financial affairs. Despite the information contained in the Viston Circular and the Financing Agreement attached as Exhibit H to Viston's Tender Offer Statement on Schedule TO filed with the SEC, Petroteq cannot be certain as to the source of funds for the Cash Consideration to be paid pursuant to the Viston Offer or if the Lender (as hereinafter defined) has sufficient funds and whether sufficient financing will be obtained by Viston in order to pay the Cash Consideration to Shareholders that tender their Shares under the Viston Offer.  Finally, Petroteq cannot be certain that all of the conditions to the Viston Offer will be satisfied by the Expiry Time and whether Viston will proceed with the acquisition of Petroteq as contemplated in the Viston Offer.

Given the uncertainties surrounding the Viston Offer, and based on the information that Petroteq has obtained during its due diligence, the following represents key issues and risks that the Petroteq Board has identified thus far, each of which should be carefully reviewed by Shareholders before deciding whether to tender their Shares under the Viston Offer.

ICA Approvals

Under the ICA, any person or entity that is a "state-owned enterprise" within the meaning or the ICA or is otherwise controlled by a foreign government or governmental agency must obtain an ICA Clearance before it may acquire any Canadian business where the total consideration paid for the business exceeds C$428 million.

In the Viston Circular, Viston represented that obtaining an ICA Clearance would be a condition to the closing of the transaction represented by the Viston Offer, but it also indicated that it might waive the condition.  However, if Viston (or the Offeror) is ultimately determined to be a state-owned enterprise within the meaning of the ICA, given that the aggregate consideration payable by Viston in respect of the Viston Offer will exceed C$428 million in the event a sufficient number of Common Shares are tendered, the consummation of the transactions contemplated by the Viston Offer will not be permitted to close unless Viston obtains an ICA Clearance in advance. If it is determined that Viston is ultimately controlled by a state-owned enterprise, the transaction represented by the Viston Offer could be blocked or delayed if Canadian authorities elect to conduct an investigation into whether Viston or the transaction could be perceived as a national security threat.

The Viston Circular indicates that Viston does not believe that it possesses characteristics that may cause it to be perceived as a national security threat, so it would appear that the risk of being denied an ICA Clearance is not likely. In addition, based on limited due diligence the Petroteq Board has been able to conduct on Viston, the Petroteq Board does not believe that Viston is a state-owned enterprise. Nevertheless, any delay in obtaining an ICA Clearance could delay the closing of the Viston Offer or cause one of the conditions to the closing to remain unsatisfied as of the Expiry Time, an event that could cause Viston to withdraw the Viston Offer unless the Expiry Time is extended by Viston.

CFIUS Review

Section 721 of the (U.S.) Defense Production Act of 1950, as amended (50 U.S.C. § 4565) authorizes CFIUS to review any "covered transaction", as defined in U.S. regulations (31 C.F.R. § 800.213) and to mitigate or remove any risk or threat to the national security of the United States.  Under U.S. regulations, a "covered transaction" includes any transaction by a foreign person, including mergers, acquisitions, and other transactions, that could result in foreign control of any U.S. business.

The CFIUS review process historically has been based on a voluntary joint filing process between or among the parties to a "covered transaction". Whether to make a voluntary filing is a business decision made by both parties and is generally recommended if a "covered transaction" may be viewed as potentially creating a U.S. national security risk.  Obtaining approval from CFIUS gives the transaction a "safe harbor" from any further national security review, while a transaction that is not filed with CFIUS remains open to a required filing by CFIUS at a later date (if it identifies national security concerns with the transaction) and, in certain circumstances, a forced divestiture if other remedial modifications to the transaction are not possible.

In addition to voluntary filings with CFIUS, U.S. regulations require mandatory filings for "covered transactions" involving the acquisition of a "TID U.S. business" where (a) a foreign government has a substantial interest in the foreign person acquiring the business (31 C.F.R. § 800.401(b)), or (b) the U.S. business produces, designs, tests, manufactures, fabricates, or develops one or more "critical technologies" for which a U.S. regulatory authorization is required for the export or transfer of such technologies (31 C.F.R. § 800.401(c)). Under U.S. regulations, a "TID U.S. business" means any U.S. business that (1) produces, designs, tests, manufactures, fabricates or develops one or more "critical technologies", (2) conducts, operates or performs functions in a "covered investment critical infrastructure" (as set forth in column 1 of Appendix A to 31 C.F.R. Part 800, Subpart A), or (3) maintains or collects sensitive personal data of U.S. citizens. (31 C.F.R. § 800.248).

The proposed acquisition of Petroteq under the Viston Offer is a "covered transaction" subject to CFIUS jurisdiction since it would result in the control of a U.S. business. Viston is a Swiss corporation, and the Offeror is an Ontario (Canada) corporation that is indirectly wholly owned by Viston, making its parent a foreign national, and Petroteq is an Ontario (Canada) corporation with its principal operations in the United States (in California and Utah). In addition, Petroteq owns or controls the Petroteq Technology, which is used by Petroteq's U.S. subsidiaries in their U.S. operations. Viston has indicated in the Viston Circular that it does not believe that a filing with CFIUS is mandated, although it has offered to make a filing with CFIUS with Petroteq's assistance.

If a filing with CFIUS is required, then in the normal course each party to a transaction would submit a notification to CFIUS for review at least 30 days prior to closing. Any party to a transaction that fails to comply with the mandatory filing requirement may be liable for a civil penalty no greater than the value of the transaction. If a mandatory filing is not required but a voluntary filing is recommended based on identified national security-related risks and the parties choose not to file, the transaction remains open to potential intervention from CFIUS and could result in a forced divestiture or remedial modification to the transaction, which could adversely impact the value of the U.S. business.

If a mandatory filing is required but is not filed with CFIUS at least 30 days prior to the Expiry Time, or if CFIUS determines that the transaction creates risks to U.S. national security interests, the completion of the transactions contemplated by the Viston Offer could be delayed or CFIUS could elect to block the transaction or require divestiture or other remedial modifications to the transaction to mitigate or remove any national security risk.  In either case, Shareholders that have deposited Common Shares under the Viston Offer could be subject to delays in the completion of the transaction or to a return of their Common Shares if the transaction were to be blocked by CFIUS for national security reasons. On the other hand, if the Viston Offer is successful but Shareholders that do not tender their Common Shares remain invested in Petroteq, the value of their securities may be adversely impacted by any required divestiture if that were to occur.

Based on a review by Petroteq's management, the Petroteq Board does not believe that Petroteq is a "TID U.S. business" since, under 31 C.F.R § 800.248, (a) the Petroteq Technology is not a "critical technology" within the meaning of 31 C.F.R. § 800.125, and (b) neither Petroteq's oil sands processing facility in Utah nor any other property owned or controlled by Petroteq is a "covered investment critical infrastructure" (as set forth in column 1 of Appendix A to 31 C.F.R. Part 800, Subpart A). Moreover, Petroteq does not own, lease or otherwise control property that would qualify as "covered real estate", defined to mean real estate that is located within close proximity to U.S. military installations (31 C.F.R. § 802.211).

Since the Petroteq Board believes neither Petroteq and its U.S. business are a "TID U.S. business" under 31 C.F.R § 800.248 and do not produce, design, test, manufacture, fabricate or develop one or more "critical technologies", a mandatory filing with CFIUS with respect to the Viston Offer should not be required. In addition, since the Petroteq Board believes Petroteq and its U.S. business do not qualify as a TID U.S. business and Viston's acquisition of Petroteq will not impair or adversely affect U.S. national security interests, assuming Viston is not ultimately controlled by a state-owned enterprise, Petroteq has determined that a voluntary filing with CFIUS with respect to the Viston Offer is unnecessary and unwarranted.

Source(s) of Funding for the Transaction

Based on the disclosure set out in the Viston Circular, the Petroteq Board understands that Viston has secured financing (the "Facility") in order to purchase the Common Shares under the Viston Offer pursuant to a long-term debt financing agreement dated October 22, 2021 (the "Financing Agreement") between Uniexpress Investment Holding PLC (the "Lender") and Viston AG, pursuant to which the Lender will make available to Viston AG a non-revolving term loan in the principal amount of EUR 420 million (the "Term Loan"). The Viston Circular indicates that the Term Loan is guaranteed by Mr. Zbigniew Roch. A copy of the Financing Agreement has been filed as Exhibit H to Viston's Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the U.S. Exchange Act filed with the SEC and is available at www.sec.gov.

A review of publicly available information in respect of the Lender has raised some questions, in particular whether the Lender has access to the funding that will be required to make the Term Loan to Viston (and the Offeror) and the source or sources of any such funding. Because of the uncertainties that exist with respect to the funding that will be required to make the Term Loan to Viston, the Petroteq Board requested additional information from Viston and its counsel concerning the identity of the Lender, the ultimate sources of funds to be used in completing the transactions contemplated by the Viston Offer, and other information and assurances to obtain comfort that the funds are not proceeds of crime or related to money laundering activities.

The Petroteq Board, despite the due diligence that has been conducted, is currently unable to verify, from independent or public sources, information relating to Viston and the Viston Offer, including the identity of the persons or entities that will be providing funding to the Lender, if required, for the purpose of enabling the Lender to make the Term Loan to Viston (and the Offeror).

Without being able to independently verify the source(s) of the funds secured by the Lender for the purpose of making the Term Loan to Viston, the Petroteq Board believes that two risks potentially exist that Shareholders should be aware of in deciding whether to tender their Shares pursuant to the Viston Offer:

1. First, if for any reason the funds secured by the Lender are sourced, in whole or in part, from unlawful activities, the transaction could be viewed by Canadian or U.S. governmental authorities as illegally financed in violation of Canadian and U.S. civil and criminal laws. Such events could potentially cause a collapse of the transaction represented by the Viston Offer or, if the transaction has closed and funds disbursed, could potentially result in a reversal of the transaction. In addition, any claims or charges by Canadian or U.S. authorities based on the illegal nature of the funding for the transaction - if that were to occur - could adversely affect Petroteq and its business, which could in turn could adversely impact the market price of the Common Shares in public markets;

2. Second, without being able to verify the source(s) of the funds required by the Lender to make the Term Loan to Viston, there is a risk that the requisite funding will not be secured by the Lender, which could result in a failure of the Term Loan to Viston and an inability on Viston's part to consummate the transactions contemplated by the Viston Offer.  Despite this apparent risk, in Section 4 of the Viston Circular, the conditions that must be satisfied before the Offeror is obligated to take up and pay for deposited Common Shares do not include a failure on the part of Viston to secure adequate financing to pay the Cash Consideration to Shareholders pursuant to the Viston Offer. This would suggest that Viston is relatively confident that adequate financing for the transactions contemplated under the Viston Offer is either in place or will be obtained from the Lender prior to the Expiry Time.

Conditions to the Viston Offer

In Section 4 of the Viston Circular, Viston has listed a series of conditions that must be satisfied (or that, in certain cases, may be waived by Viston) prior to the Expiry Time (unless extended) in order for Viston to become obligated to take up and pay for the Common Shares that have been tendered by Shareholders. Despite the due diligence that has been conducted by Petroteq, there is a risk that one of more conditions to the Viston Offer may not be satisfied on or prior to the Expiry Time. If such an event occurs and Viston is unwilling or unable to extend the Expiry Time, Viston may be entitled, to withdraw the Viston Offer as to all Shareholders and decide not to take up and pay for any Common Shares deposited under the Viston Offer.

In the event that Viston, either prior to the Expiry Time or upon a failure of any of the conditions of the Viston Offer, elects to withdraw the Viston Offer, Section 4, last paragraph (on page 29) of the Viston Circular provides that Viston will not be required to take up and pay for the Common Shares deposited by Shareholders under the Viston Offer and that the Depositary will promptly return, at Viston's expense, all stock certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Deliver and related documents to the parties that deposited the Common Shares (See Section 8 of the Offer to Purchase, "Return of Deposited Common Shares").

Overall Risks to Shareholders

From an overall standpoint of risk to Shareholders, the primary risks that Shareholders should consider in deciding whether to tender their Common Shares under the Viston Offer consist of the following:

1. If it is determined that Viston is ultimately controlled by a state-owned enterprise, the transaction represented by the Viston Offer could be blocked or delayed if Canadian authorities elect to conduct an investigation into whether Viston or the transaction could be perceived as a national security threat. Any delay in obtaining an ICA Clearance could delay the closing of the Viston Offer or cause one of the conditions to the closing to remain unsatisfied as of the Expiry Time, an event that could cause Viston to withdraw the Viston Offer unless the Expiry Time is extended by Viston;

2. The funds that must be secured by the Lender to provide the Term Loan to Viston in order to pay the Cash Consideration to Shareholders that have tendered their Common Shares under the Viston Offer, may not be obtained by the Lender or by Viston, which would likely prevent completion of the transactions contemplated by the Viston Offer;

3. Facts could later emerge suggesting that the funds used by Viston in acquiring Common Shares under the Viston Offer originated, in whole or in part, from unlawful activities, which could result in government investigations and actions that could undermine Viston's ability to acquire Petroteq or cause an unwinding of the transactions. As indicated previously, the Petroteq Board has no reason to doubt the statements and information provided by Viston concerning the Term Loan that will be provided by the Lender, or as to the source(s) of the funds required by the Lender to make the Term Loan to Viston under the Financing Agreement, but this is a risk that Shareholders should be aware of in deciding whether to tender their Common Shares under the Viston Offer;

4. Under the terms of the Offer to Purchase in the Viston Circular, Viston may be entitled to withdraw the Viston Offer at any time prior to the Expiry Date;

5. The conditions to the Viston Offer as set forth in Section 4 of the Viston Circular may not be satisfied by the Expiry Time, which could result in Viston's withdrawal of the Viston Offer; and

6. Any failure of the transactions contemplated in the Viston Offer, whether such failure results from Viston's withdrawal of the Viston Offer or otherwise, will likely have an adverse impact on the market price or trading value of Common Shares in the public markets. This risk exists with respect to both Shareholders that elect to deposit their Common Shares under the Viston Offer and Shareholders that decide not to deposit their Common Shares under the Viston Offer.

Under Section 8 of the Offer to Purchase in the Viston Circular, any deposited Common Shares that are not taken up and paid for by Viston pursuant to the terms of the Viston Offer will be returned to the depositing Shareholders, at Viston's expense, "as soon as practicable" after the Expiry Time or any withdrawal of the Viston Offer.  In addition, under Section 7 of the Offer to Purchase in the Viston Circular, each deposit of Common Shares under the Viston Offer is irrevocable, except that Shareholders may withdraw their deposited Common Shares (a) at any time before the deposited Common Shares have been taken up and paid for by Viston, (b) if the deposited Common Shares are not paid for by Viston within two business days after the Common Shares have been taken up by Viston, or (c) at any time prior to the expiration of ten days from the date of (i) any material change in information contained in the Offer to Purchase or the Viston Circular, or (ii) any notice of variation in the terms of the Viston Offer (other than a variation consisting solely of an increase in the Cash Consideration under certain circumstances or a waiver of one or more conditions of the Viston Offer).

Shareholders that are considering depositing their Common Shares under the Viston Offer are encouraged to read carefully, and to discuss with their brokers, attorneys and advisors, the rights granted to Shareholders in Sections 7 and 8 of the Offer to Purchase in the Viston Circular with respect to withdrawals of Common Shares deposited under the Viston Offer.

After evaluating the risks that have been identified for Shareholders in this Circular, the Petroteq Board believes that the risks to Shareholders in depositing their Common Shares under the Viston Offer - particularly in light of the rights given to Shareholders in Sections 7 and 8 of the Offer to Purchase - are more than outweighed by the benefits and value potentially available to Shareholders under the Viston Offer.

REASONS FOR THE PETROTEQ BOARD'S RECOMMENDATION

After thorough consideration of all aspects of the Viston Offer, the advice provided by Haywood, and the factors included in this Supplement and after consulting with its legal advisors, the Petroteq Board recommends that Shareholders ACCEPT the Viston Offer and TENDER their Common Shares to the Viston Offer.

Results of Strategic Review

The Petroteq Board's unanimous recommendation for the Viston Offer is the result of a strategic review process carried out by Haywood on behalf of Petroteq and the Petroteq Board. Haywood presented its findings and analysis to the Petroteq Board and, based on a review of a number of strategic alternatives, valuation of Petroteq, and any potential upside in continuing to operate and grow Petroteq's business organically, recommended that the Viston Offer be accepted. Among the reasons discussed, Haywood indicated that the Viston Offer would result in immediate value creation for Shareholders, is at a significant premium to the market price, reduces inherent business risk, and provides for relative certainty of outcome.

Based on the results of the strategic review presented by Haywood, the Petroteq Board believes that the immediate cash value offered to Shareholders under the Viston Offer is more favourable to Shareholders than the potential value that might otherwise result from other alternatives reasonably available to Petroteq, including remaining as a stand-alone entity and pursuing Petroteq's existing strategy, in each case taking into consideration the potential rewards, risks, timelines and uncertainties associated with those other alternatives. The Petroteq Board assessed each reasonably available alternative (including maintaining the status quo) throughout the strategic review process and ultimately concluded that the Viston Offer is the most favourable alternative to unlock value today for Shareholders.

Premium Over Market Price

On August 6, 2021, the Common Shares were halted as a result of the CTO issued by the Ontario Securities Commission and were concurrently suspended from trading on the TSXV. The CTO was revoked on August 28, 2021; however, trading in the Common Shares on the TSXV remains suspended. The closing price of the Common Shares on the TSXV on August 6, 2021 was C$0.195. Notwithstanding the suspension on the TSXV, the Common Shares remain available for trading on the OTC Market and on the FRE. On October 22, 2021, the last trading day prior to the commencement of the Viston Offer, the closing price of the Common Shares on the OTC Market was US$0.1360 and on the FRE was EUR$0.141. On April 14, 2021, the last trading day prior to the publication of a voluntary public purchase offer in the German Federal Gazette, the closing price of the Common Shares on the TSXV was $0.065.

The Cash Consideration per Common Share under the Viston Offer represents a premium of approximately 279% over the closing price of the Common Shares on the TSXV on August 6, 2021.

Unlikelihood of Superior Proposal

Viston announced its intention to make the Viston Offer on October 25, 2021. The Petroteq Board, with the assistance of its legal and financial advisors, has taken active steps to assess and solicit strategic alternatives and has attempted to secure a proposal that would be superior to the Viston Offer. No superior alternative to the Viston Offer has emerged and Petroteq does not expect a superior alternative to emerge in the near term. As a result, the Petroteq Board has concluded that the Viston Offer is in the best interests of Petroteq and represents the best alternative currently available to Shareholders and that a superior proposal is unlikely to be forthcoming prior to the Expiry Date.

Common Shares Remain Relatively Iliquid

On August 6, 2021, the Common Shares were halted as a result of the CTO issued by the Ontario Securities Commission and were concurrently suspended from trading on the TSXV. The CTO was revoked on August 28, 2021; however, trading in the Common Shares on the TSXV remains suspended. The Common Shares remain available for trading on the FRE and in the OTC Market. There is no certainty as to when the TSXV will resume trading in the Common Shares.

Certainty of Outcome

The Viston Offer provides 100% cash consideration for the Common Shares offers Shareholders certainty of value and immediate liquidity.

Possible Decline in Market Price

If the Viston Offer is not successful and another alternative offer with superior financial terms does not emerge, the market price of the Common Shares in the public markets may decline significantly.

Reduces Inherent Business Risk

Based on the strategic review conducted with Haywood, the Viston Offer appears to provide Shareholders with the value inherent in Petroteq's portfolio of projects, assuming they are fully realized, without the long-term risks associated with the development and execution of those projects. Given the relatively early stage of Petroteq's projects, it will be several years before the projects in Petroteq's portfolio reach commercial production, if at all.

Significant Growth Funding Required

Petroteq's projects have significant funding requirements to prove and scale its technology. Petroteq currently has limited cash to fund its necessary capital projects and near-term debt maturities, which will be a further drain on cash. Equity financing sufficient to repay debt and fund the progress of Petroteq's business plan, if available, may be significantly dilutive to Shareholders.

Ability to Respond to Superior Proposals

Petroteq and Viston have not entered into a support or similar agreement with respect to the Viston Offer. The Petroteq Board has reserved the ability to seek out or respond to proposals that may deliver greater value to Shareholders than the Viston Offer. There is nothing to prevent a third party from proposing or making a superior proposal or preclude Petroteq from changing its recommendation.

In making its recommendation that Shareholders accept the Viston Offer, the Petroteq Board carefully considered a number of factors and identified the factors described above as being the principal reasons for its recommendation. It should be noted that the foregoing summary of the information and factors considered by the Petroteq Board is not intended to be exhaustive of the factors considered by the Petroteq Board in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Petroteq Board in reaching its conclusion and recommendation. The members of the Petroteq Board evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Petroteq, and based upon the advice of Petroteq's financial and legal advisors. In view of the numerous factors considered in connection with its evaluation of the Viston Offer, the Petroteq Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Petroteq Board may have given different weight to different factors. The conclusion and unanimous recommendation of the Petroteq Board was made after considering all of the information and factors involved.

HOW TO ACCEPT THE VISTON OFFER

For information as to the steps necessary to accept the Viston Offer, Shareholders should refer to the Viston Circular. Shareholders requiring assistance in depositing their Common Shares under the Viston Offer should contact their broker or Viston's information agent and depositary, Kingsdale Advisors, within North America toll-free at 1-866- 581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

CONCLUSION AND RECOMMENDATION

For the principal reasons outlined above, the Petroteq Board recommends that Shareholders ACCEPT the Viston Offer and TENDER their Common Shares.

TRADING IN SECURITIES OF PETROTEQ

Since the date of the Directors' Circular, neither Petroteq nor its directors or officers nor, to the knowledge of Petroteq based on publicly available information as of the date of this Supplement, any or other insider of Petroteq, associate or affiliate of an insider of Petroteq, any associate or affiliate of Petroteq or any person or company acting jointly or in concert with Petroteq, has traded any Common Shares.

INTENTION OF DIRECTORS, OFFICERS AND OTHER SECURITYHOLDERS OF PETROTEQ
WITH RESPECT TO THE VISTON OFFER

To the knowledge of the directors and officers of Petroteq, after reasonable enquiry, as of December 29, 2021, each of Petroteq's directors and executive officers has indicated his intention to accept the Viston Offer and tender their Common Shares. See, "Petroteq Energy Inc. - Ownership" in the Directors' Circular.

ARRANGEMENTS BETWEEN VISTON AND THE DIRECTORS, OFFICERS AND SECURITYHOLDERS OF PETROTEQ

There are no agreements, commitments or understandings made or, to the knowledge of the directors and officers of Petroteq, proposed to be made between Viston and any of the directors or officers of Petroteq, including any agreement, commitment or understanding including pursuant to which a payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Viston Offer is successful. No director or officer of Petroteq is a director or officer of Viston or of any subsidiary of Viston.

To the knowledge of the directors and officers of Petroteq, there are no agreements, commitments or understandings made or proposed to be made between Viston and any securityholder of Petroteq relating to the Viston Offer.

ARRANGEMENTS BETWEEN PETROTEQ AND ITS DIRECTORS AND OFFICERS

Other than as described in the Directors' Circular under the heading "Arrangements Between Petroteq and its Directors and Officers", no agreement, commitment or understanding has been made, or is proposed to be made, between Petroteq and any of its directors or officers, including pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Viston Offer is successful.

OWNERSHIP OF SECURITIES OF VISTON

None of Petroteq or the directors or officers of Petroteq or, to their knowledge after reasonable enquiry, any associate or affiliate of an insider of Petroteq, any affiliate or associate of Petroteq, any insider of Petroteq who is not a director or officer of Petroteq or any person acting jointly or in concert with Petroteq, beneficially owns, or exercises control or direction over, any securities of Viston or any of its subsidiaries or affiliates.

INTEREST OF DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH VISTON

None of the directors or officers of Petroteq and their associates and, to the knowledge of the directors and officers of Petroteq, after reasonable enquiry, no person who owns more than 10% of any class of equity securities of Petroteq for the time being outstanding has any interest in any material transaction to which Viston is a party.

MATERIAL CHANGES IN THE AFFAIRS OF PETROTEQ

Except as otherwise described or referred to in this Supplement or which is otherwise publicly disclosed, the directors and officers of Petroteq are not aware of any information that indicates any material change in the affairs of Petroteq since the date of its last published financial statements, being its audited annual financial statements for the financial year ended August 31, 2021.

ALTERNATIVES TO THE OFFER

Other than as described or referred to in this Supplement or the Directors' Circular, no negotiations are underway in response to the Viston Offer which relate to or would result in: (i) an extraordinary transaction such as a merger or reorganization involving Petroteq or a subsidiary of Petroteq; (ii) the purchase, sale or transfer of a material amount of assets by Petroteq or a subsidiary of Petroteq; (iii) a take-over bid or other acquisition of securities of Petroteq by any person other than Viston; (iv) a bid by Petroteq for its own securities or for those of another issuer; or (v) any material change in the present capitalization or dividend policy of Petroteq.

Other than as described or referred to in this Supplement or the Directors' Circular, there is no transaction, Petroteq Board resolution, agreement in principle or signed contract of Petroteq which has occurred in response to the Viston Offer and that related to any of the matters set forth in the preceding paragraph. Notwithstanding the foregoing, the Petroteq Board may in the future engage in negotiations in response to the Viston Offer that could have one or more of the effects specified in the preceding paragraph. The Petroteq Board of has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Petroteq may conduct. Accordingly, Petroteq does not intend to disclose the possible terms of any such transaction or proposal until an agreement relating thereto has been reached or as otherwise may be required by law

OTHER MATERIAL INFORMATION

Except as otherwise described or referred to in this Supplement or the Directors' Circular, or which is otherwise publicly disclosed, no other information is known to the directors or officers of Petroteq that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Viston Offer.

ERRORS, MISLEADING STATEMENTS

The Directors Circular made reference to the fact that the Viston Circular contained a number of inaccuracies and misleading statements concerning Petroteq and its financial position, among other things, and that Petroteq intended to address these items more fully in subsequent communications to Shareholders. Upon a more thorough review of the statements, those statements were determined to be as a result of the financial information publicly available to Viston at the time which was stale. Accordingly, the Petroteq Board has determined that in light of Petroteq's recent filing of its annual financial statements for the fiscal year ended August 31, 2021 on December 14, 2021 (the "Annual Financial Statements"), there is little value or benefit to Shareholders of dissecting each statement related to Petroteq's financial position in the Viston Circular that was slightly incorrect.

One item Petroteq does want to clarify is that as of the date of this Supplement, there are 44,116,827 Common Shares reserved for issuance under outstanding convertible securities of Petroteq. This is materially different from the number disclosed in the Annual Financial Statements, being 118,391,331 Common Shares as at August 31, 2021, which difference is as a result of recent conversion and exchanges of convertible securities.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides securityholders of Petroteq with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS' CIRCULAR

The content of this Directors' Circular has been approved and the delivery thereof has been authorized by the Petroteq Board.

CERTIFICATE

Dated: December 29, 2021

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors of Petroteq Energy Inc.

(Signed) "R. G. Bailey"	(Signed) "Vladimir Podlipskiy"
R. G. Bailey	Vladimir Podlipskiy
Director	Director

APPENDIX "A"
GLOSSARY

In the Directors' Circular, the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Directors' Circular.

"affiliate" has the meaning ascribed to that term in NI 62-104;

"Annual Financial Statements" has the meaning ascribed to that term under "Errors and Misleading Statements".

"associate" has the meaning ascribed to that term in NI 62-104;

"Cash Consideration" means $0.74 in cash per Common Share;

"CFIUS" means the Committee on Foreign Investment in the United States;

"Common Shares" means the common shares in the capital of Petroteq;

"Compulsory Acquisition" means the acquisition of the remainder of the Common Shares by way of compulsory acquisition pursuant to XV of the OBCA;

"CTO" means the Cease Trade Order issued by the Ontario Securities Commission as a result of Petroteq's failure to file its quarterly report on Form 10-Q (and related certifications) for the period ended May 31, 2021 on or before the filing deadline of July 30, 2021, as required under National Instrument 51-102 - Continuous Disclosure Obligations;

"Directors' Circular" means the directors' circular of Petroteq dated November 6, 2021;

"DLA" means DLA Piper (Canada) LLP, legal counsel to Petroteq and the Petroteq Board;

"Expiry Time" means 5:00 p.m. (Toronto time) on February 7, 2022, or such earlier or later time or times and date or dates as may be fixed by Viston from time to time pursuant to Section 5 of the Viston Offer, "Extension, Variation or Change in the Offer";

"Facility" has the meaning ascribed to that term under "Recommendation of the Petroteq Board - Source(s) of Funding for the Transaction".

"Financing Agreement" has the meaning ascribed to that term under "Recommendation of the Petroteq Board - Source(s) of Funding for the Transaction".

"FRE" means the Frankfurt Stock Exchange;

"Haywood" means Haywood Securities Inc., financial advisor to Petroteq and the Petroteq Board;

"ICA" means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, including the regulations promulgated thereunder;

"ICA Clearance" means: either: (a) no notice has been given under subsection 25.2(1) or subsection 25.3(2) of the ICA within the prescribed period or, (b) if notice has been given under subsection 25.2(1) or subsection 25.3(2) of the ICA, then either the Minister under the ICA shall have sent to Viston a notice under paragraph 25.2(4)(a) or paragraph 25.3(6)(b) of the ICA, or the Governor in Council shall have issued an order under paragraph 25.4(1)(b) of the ICA authorizing the transactions contemplated by the Viston Offer;

"ICA Notice" means the Notification to Acquire Control of an Existing Canadian Business (or Businesses) filed by Viston under the ICA on December 20, 2021.

"Lender" has the meaning ascribed to that term under "Recommendation of the Petroteq Board - Source(s) of Funding for the Transactions".

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Offeror" means 2869889 Ontario Inc., a corporation organized under the OBCA, an indirect, wholly owned subsidiary of Viston AG (and the offeror under the Viston Offer);

"OTC Market" means the Pink market operated by OTC Markets Group Inc.;

"Petroteq" means Petroteq Energy Inc., a corporation existing under the OBCA;

"Petroteq Board" means the board of directors of Petroteq as constituted from time to time;

"Petroteq Technology" means the proprietary oil extraction and processing technology owned and controlled by Petroteq, consisting primarily of or based upon Canadian and U.S. patents and non-public processes, methods, technical information and know-how utilized in a water-free, solvent based closed loop system;

"NI 62-104" means National Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended;

"SEC" means the United States Securities and Exchange Commission;

"Securities Regulatory Authorities" means the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada and the SEC;

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"Shareholder" means a holder of Common Shares;

"Subsequent Acquisition Transaction" means an amalgamation, statutory arrangement, capital reorganization, amendment to Petroteq's articles, consolidation or other transaction involving Viston and/or an affiliate of Viston and Petroteq and/or the Shareholders for the purpose of Petroteq becoming, directly or indirectly, a wholly owned subsidiary or affiliate of Viston;

"subsidiary" has the meaning ascribed to that term under the Securities Act (Ontario);

"Supplement" means this supplement dated December 29, 2021, to the Directors' Circular;

"Term Loan" has the meaning ascribed to that term under "Recommendation of the Petroteq Board - Sources of Funding for the Transaction".

"TSXV" means the TSX Venture Exchange;

"United States" or "U.S." means the United States of America;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Viston" means Viston AG and/or the Offeror, as the context may require;

"Viston AG" means Viston United Swiss AG;

"Viston Circular" means the Viston Offer and the accompanying take-over bid circular of Viston dated October 25, 2021; and

"Viston Offer" means the unsolicited and hostile  take-over bid by Viston dated October 25, 2021, as set forth in and forming part of the Viston Circular, for consideration per Common Share of $0.74.

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

Any questions and requests for assistance may be directed to

Petroteq Energy Corp.'s Information Agent:

SHORECREST GROUP LTD.

CONTACT US

North American Toll Free Phone

1-888-637-5789

E-mail: contact@shorecrestgroup.com

Outside North America, Banks and Brokers

Call Collect: 647-931-7454

For updated information Shareholders are encouraged to visit our website at www.petroteq.com